UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM 12b-25

                                                  Commission File Number 0-16069

                          NOTIFICATION OF LATE FILING

(Check One):               X Form 10-KSB   __Form 20-F
                           __Form 10-Q     __Form N-SAR

         For Period Ended:  March 31, 1996

          __ Transition Report on Form 10-K
          __ Transition Report on Form 20-F
          __ Transition Report on Form 11-K
          __ Transition Report on Form 10-Q
          __ Transition Report on Form N-SAR

          For the Transition Period _________________________


Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.


     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

_______________________________________________________________________________

_______________________________________________________________________________


                        Part I - Registrant Information

Full Name of registrant      Microlytics, Inc.

Former Name if applicable    SelecTronics, Inc.

Address of principal executive office (Street and Number)
Two Tobey Village Office Park

City, State and Zip Code     Pittsford, New York 14534


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                        Part II - Rule 12b-25(b) and (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed: (Check appropriate box)

[   ](a)  The reasons  described in  reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[   ](b)  The subject annual report,  semi-annual  report,  transition report on
          Form 10-KSB, 20-F, 11-K or Form N-SAR, or a portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or a portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[   ](c)  The  accountant's  statement  or other  exhibit  required by Rule 12b-
          25(c) has been attached if applicable.


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                              Part III - Narrative

     Not applicable


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Part IV - Other Information

(1) Name and Telephone Number of Person to Contact with Regard to this Notification

            Robert C. Harris, Jr.                (716) 248-9150
          ------------------------       --------------------------------
                                          (Area Code & Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                        [ X ]  Yes    [   ]  No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                        [ X ]  Yes    [   ]  No

     The registrant expects to report a loss for the year ended March 31, 1996 significantly in excess of the loss reported for the year ended March 31, 1995.




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                                   SIGNATURE

Microlytics, Inc. has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:   June 28, 1996                            MICROLYTICS, INC.
      -----------------

                                             By: /s/ Robert C. Harris, Jr.
                                                 ------------------------------
                                                 Robert C. Harris, Jr.
                                                 Chairman of the Board